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                                                                    Exhibit 14.1

                       REDLINE PERFORMANCE PRODUCTS, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

PURPOSE

This Code of Business Conduct and Ethics (this "Code") contains general guidelines for conducting the business of Redline Performance Products, Inc. (the "Company") consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards. Employees are required to familiarize themselves with Company policies that relate to their work.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our chief executive officer, our chief financial officer and our controller as our "principal financial officers."

The Company has a simple and straightforward policy on the rules of conduct and behavior that are expected from employees and agents when they are conducting Company business. It is a commitment to do what is right, obey all laws, behave with integrity and honesty, treat people fairly, respect diversity, accept accountability, communicate openly and always behave in a way that is above reproach. Generally, these requirements are referred to as ethics. Each employee is required to maintain these high ethical standards at all times even though doing so may result in the loss of business to the Company. No employee of the Company should feel that a compromising or unethical situation is justified by any possible business result. Anyone who violates these rules of conduct and behavior could be subject to criminal or civil penalties and/or be subject to corrective action up to and including discharge from the Company.

All employees and agents are expected to apply the highest ethical standards and observe all laws and regulations applicable to the Company's business. No employee or agent has the authority to require or approve any action that would break the law or violate ethical standards. Employees or agents should avoid situations where anyone engages in activities that would accomplish indirectly for the Company what the Company could not legally or ethically do directly.

This Code of Business Conduct and Ethics, as applied to the Company's principal financial officers, shall be our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

SEEKING HELP AND INFORMATION

This Code is not intended to be a comprehensive rulebook and cannot address every situation that our employees may face. In the event any employee feels uncomfortable about a situation or has any doubts about whether it is consistent with the Company's ethical standards, he or she should seek help. We encourage our employees to contact their supervisors for help first. If a supervisor cannot answer a particular question or if an employee does not feel comfortable contacting his or her supervisor, such employee should contact a human resources representative or a member of our Audit Committee.

REPORTING VIOLATIONS OF THE CODE

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If an employee knows of or suspects a violation of this Code, he or she should immediately report the conduct to his or her supervisor. The supervisor will contact a human resources representative, who will work with the employee and the supervisor to investigate the matter. If the employee does not feel comfortable reporting the conduct to a supervisor or does not get a satisfactory response, the employee may contact a human resources representative or a member of our Audit Committee directly.

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All reports of known or suspected violations involving the accuracy of the
Company's financial reports and related matters should be reported either directly to the Audit Committee or any anonymous hotline established by the Company to specifically address such matters.

All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Each supervisor and human resources representative, the Audit Committee and the Company will protect each employee's confidentiality to the extent possible, consistent with law and the Company's need to investigate the matter. Employees are expected to cooperate in internal investigations of misconduct.

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. The conduct of each employee, as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both the employee and the Company.

POLICY AGAINST RETALIATION

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

Waivers of this Code will be granted only in extraordinary circumstances. Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or applicable regulations.

CONFLICTS OF INTEREST

IDENTIFYING POTENTIAL CONFLICTS OF INTEREST

A conflict of interest can occur when an employee's private interest interferes, or appears to interfere, with the interests of the Company as a whole. Employees should avoid any private interest that influences their ability to act in the interests of the Company or that makes it difficult to perform their work objectively and effectively. Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

IMPROPER PERSONAL BENEFITS. No employee should obtain any improper personal benefits or favors because of his or her position with the Company.

FINANCIAL INTERESTS. No employee should have a significant direct financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A "significant financial interest" means
(i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

LOANS OR OTHER FINANCIAL TRANSACTIONS. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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ACTIONS OF FAMILY MEMBERS. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee's objectivity in making decisions on behalf of the Company. For purposes of this Code, "family members" include an employee's spouse, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

DISCLOSURE OF CONFLICTS OF INTEREST

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If an employee suspects that they have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, the employee must report it to his or her supervisor or a human resources representative. The supervisor and a human resources representative will work with the employee to determine whether they have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in "Waivers of the Code" above.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business. All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. Our employees are responsible for understanding and complying with our record keeping policy. Each employee should ask his or her supervisor if they have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company's principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company's operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Each employee is expected to understand and comply with all laws, rules and regulations that apply to his or her job position. If any doubt exists about whether a course of action is lawful, each employee should seek advice from his or her supervisor, a human resources representative or a member of our Audit Committee.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If any employee has any questions about these guidelines, they should please contact their supervisor or a human resources representative. We expect all Company employees to adhere to these standards.

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